Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270493

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus dated August 25, 2023)

Ambipar Emergency Response

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form F-1 (as supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-270493).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Report on Form 6-K, furnished to the Securities and Exchange Commission (the “SEC”) on October 10, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Class A ordinary shares, par value $0.0001 (“Class A Ordinary Shares”) and our warrants (“Warrants”) are listed on the NYSE American LLC (the “NYSE American”) under the trading symbols “AMBI” and “AMBI.WS”. On October 9, 2023, the closing price of our Class A Ordinary Shares on the NYSE American was $6.21 per share and the most recent closing price of our Warrants on the NYSE American was $0.54 per warrant.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 21 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 10, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October, 2023

Commission File Number: 001-41638

AMBIPAR EMERGENCY RESPONSE

(Exact name of registrant as specified in its charter)

Avenida Angélica, nº 2346, 5th Floor

São Paulo, São Paulo, Brazil, 01228-200

Tel: +55 (11) 3526-3526

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F  ☒             Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): Yes ☐ No ☒

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7):  Yes ☐ No ☒

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Second Quarter 2023 Earnings Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 10, 2023

AMBIPAR EMERGENCY RESPONSE

By:	/s/Thiago da Costa Silva
Name:	Thiago da Costa Silva
Title:	Director

Exhibit 99.1

INDEX

LETTER TO SHAREHOLDERS	3
AMBIPAR RESPONSE	5
HIGHLIGHTS	6
GROSS REVENUE	6
NET REVENUE	10
COST OF PRODUCTS/SERVICES (CASH)	10
GROSS PROFIT	12
EBITDA	12
FINANCIAL RESULTS	13
NET INCOME	13
CAPITAL STRUCTURE	13
ROIC	16
CAPEX	17
ANNEXES	18

2

LETTER TO SHAREHOLDERS

To our shareholders

In 2023, Ambipar Response (hereinafter referred to as "Response" or "the Company") proudly completed its listing on the NYSE American, achieving a gross capitalization of US$ 174 million. This listing not only amplifies our visibility but also fortifies our financial position, grants us access to the world's most advanced capital markets, and places us at the forefront of corporate governance standards.

As this letter marks our inaugural results release, we have structured it into three main sections:

1. Historical Overview and Strategy

2. Capital Allocation

3. Final Thoughts

Historical Overview and Strategy

The trajectory of listing Response on the NYSE American dates back to 1995 when Tercio Borlenghi Junior started a small in-house Emergency Response business to protect their own logistics operations from environmental risk when transporting HAZMAT. Fast forward decades, this original family-owned business effectively became a big company, subsidiary of Ambipar Group, listed as a public company.

From those early years, and most prominently from 2010 to current days, Ambipar Response has undergone through incredible transformation. Our Company witnessed a rapid acceleration in our global growth, a solidification of our value proposition, consolidation of its leadership in several markets, and a notable increase in brand awareness.

We expanded and streamlined our operations into four core business units: emergency response, marine response, industrial response, and environmental response. We also established a presence in four key regions, adopting a matrix management approach. Our primary objective is to offer a comprehensive suite of services from these business units in the regions we operate.

Our clientele operates in sectors that are fraught with operational and environmental risks – encompassing manufacturing, chemicals, pulp and paper, mining, and Hazmat logistics. Clients require specialized services providers capable of executing higher risk services – such as tank cleaning, decontamination, decommissioning, environmental consulting, emergency response, confined space cleaning, handling of contaminant materials - that ultimately safeguard their assets, personnel, and the environment.

Our vision for Response is to be the premier global provider of such risk environmental services, delivering a standardized and complete portfolio of services to our clients wherever they may be.

3

Our business model emphasizes standardization and readiness at scale, built on four pillars:

1.	Highly trained personnel
2.	Standardized equipment and procedures
3.	Centralized command centers
4.	Technical expertise

These pillars underpin our rapid growth while ensuring we maintain the highest quality of service in the field.

Scale is instrumental in achieving optimal returns on investment. It enables us to share assets and personnel across vast geographies, ensuring efficient asset utilization and maximizing the potential of our resources – akin to "squeezing more juice from the same oranges."

Capital Allocation

Our business presents great organic and inorganic investment opportunities.

We are constantly presented with opportunities to deploy capital at attractive returns to invest in service centers, vehicles, vessels, helicopters, equipment, and personnel. Throughout our journey, we’ve also come across acquisitions as a way to accelerate growth, bring great people and services to our Company.

As evidenced by our organic growth, operational margins, and ROIC, our acquisitions have become part of the Ambipar Response ecosystem and consistently added economic value and positioned us to keep on growing profitably. The underlying reason relies, among others, on rebranding acquisitions to Ambipar Response, upgrading assets, training personnel, bundling services and training sales teams enables Response to achieve constantly growing results.

Final Thoughts

Many of the markets we operate in, notably North America, are fragmented and demand standardized, high-quality services to cater to their vast dimensions and extensive industrial and supply chains. We have successfully established leading positions in Brazil and LatAm and intend to replicate our successful playbook in other regions. This presents a timely opportunity.

Our NYSE American listing has endowed us with an additional currency – the AMBI shares – enabling us to pursue strategic acquisitions and attract individuals keen on contributing to the construction of a global leader in environmental risk services.

We extend our heartfelt gratitude for your partnership as an investor and shareholder. Our commitment remains unwavering: to build a reputable, profitable, and purpose-driven company, always prioritizing our mission to protect the environment, businesses, and communities.

As we embark on this new chapter as a publicly-traded company, we are resolute in our commitment to attract shareholders who resonate with our vision and are willing to support us in the long run.

4

Ambipar Response has 4 businesses units:

1.	Emergency response: specialist in crisis management and response to environmental emergencies, with command coordinated by a control center, managing services simultaneously, scalable and standardized. It has 5 HAZMAT training camps, training person according to National Technical Standards Fire Protection Association (“NFPA”, in the USA), a reference in the development of technical standards for emergency response. Also comprises Fire Response for the prevention and combat of forest and industrial fires and Medical Response to emergency medical care services.

2.	Marine response: port support solutions, such as transporting people, material and ranch, dredging support, preventive fencing and emergency bases. It also offers solutions for maritime support, such as transporting materials to platforms, combating oil spills, chase-boats for seismic vessels, and vessels for FPSO support (Floating production storage and offloading).

3.	Industrial response: meets demands for cleaning, maintenance, decontamination and treatment, painting of industrial and naval tanks, which typically involve a hazardous environment or material. It also performs decommissioning of FPSOs, vessels, platforms and industrial plants. It can perform these services for radioactive materials as well.

4.	Environmental response: rehabilitation of fauna and flora, licensing, auditing and environmental due diligence, soil remediation, risk study, preparation and execution of environmental monitoring programs. Team formed by biologists, oceanographers, geologists, geographers and engineers.

For more details, watch the institutional video.

5

HIGHLIGHTS

BRL million	2Q23	2Q22	Chg.		1Q23*	Chg.		6M23*	6M22	Chg.
GROSS REVENUE	660.4	363.3	81.8%		627.1	5.3%		1,287.5	713.7	80.4%
DEDUCTIONS	-48.3	-30.7	57.3%		-30.9	56.3%		-79.2	-59.2	33.8%
NET REVENUE	612.1	332.6	84.0%		596.3	2.7%		1,208.3	654.5	84.6%
GROSS PROFIT	157.9	89.1	77.4%		144.1	9.6%		302.1	182.0	66.0%
GROSS MARGIN	25.8%	26.8%	-1.0	p.p.	24.2%	1.6	p.p.	25.0%	27.8%	-2.8	p.p.
EBITDA	150.3	82.6	82.0%		139.1	8.1%		289.4	167.9	72.3%
EBITDA MARGIN	24.6%	24.8%	-0.3	p.p.	23.3%	1.2	p.p.	23.9%	25.7%	-1.7	p.p.

* 1Q23 EBITDA and EBITDA margin adjusted to exclude extraordinary expenses and non-cash from NYSE American listing.

GROSS REVENUE

RESPONSE
COMPOSITION OF GROSS REVENUE R$ million	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
GROSS REVENUE	215.2	262.4	281.5	350.4	363.3	431.8	667.8	627.1	660.4
Brazil	70.1	82.2	77.1	112.5	122.8	159.4	202.5	208.7	244.5
International	145.1	180.2	204.4	237.9	240.6	272.4	465.3	418.4	415.9
Latam (ex Brazil)	36.9	47.7	50.1	57.9	58.7	44.1	50.3	55.8	54.3
Europe	42.4	50.1	48.1	47.8	50.5	51.8	64.7	56.1	46.0
North America	65.8	82.4	106.2	132.2	131.3	176.5	350.3	306.5	315.5

Gross revenue reached R$660 million in 2Q23, 81.8% higher than 2Q22 and up by 5.3% compared to 1Q23.

Response	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
Organic Growth YoY	19%	33%	15%	40%	20%	14%	35%	27%	28%
% companies’ revenue +12 months / total revenue	51%	50%	57%	59%	66%	67%	54%	72%	70%

The organic growth rate, calculated on a "same store sales" ("SSS") basis, that is, the YoY gross revenue variation of companies and operations that have been for 12 months or more in the Ambipar group compared to the same quarter last year. We have historically seen high rates of organic growth.

BRAZIL

COMPOSITION OF GROSS REVENUE R$ million	2Q23	2Q22	Chg. 2Q23 x2Q22	1Q23	Chg. 2Q23 X1Q23	6M23	6M22	Chg. 6M23 x 6M22
RESPONSE
GROSS REVENUES	660.4	363.3	81.8%	627.1	5.3%	1,287.5	713.7	80.4%
Brazil	244.5	122.8	99.1%	208.7	17.1%	453.2	235.3	92.6%
Subscriptions Brazil	39.6	33.7	17.3%	38.2	3.6%	77.8	67.5	15.3%
Services Brazil	204.9	89.0	130.1%	170.5	20.2%	375.5	167.8	123.7%

Attended Services		2Q22	3Q22	4Q22	1Q23	2Q23	Chg. 2Q23 x2Q22
Brazil	Gross Revenue (BRL Million)	89.0	123.5	165.5	170.5	204.9	130.1%
	Number of Services Provided	1,853	2,435	2,594	2,727	3,075	65.9%
	Average Ticket (BRL Thousand)	48.1	50.7	63.8	62.5	66.6	38.7%

•	Gross Revenue in Brazil grew in all comparisons, mainly driven by the provision of scheduled industrial services and emergencies in the road and rail sectors.

•	The average ticket rose YoY and QoQ reflecting higher complexity of attended services.

•	This result is the result of integration and cross-selling between the business areas.

LATAM

COMPOSITION OF GROSS REVENUE R$ million	2Q23	2Q22	Chg. 2Q23 x2Q22	1Q23	Chg. 2Q23 X1Q23	6M23	6M22	Chg. 6M23 x 6M22
RESPONSE
GROSS REVENUES	660.4	363.3	81.8%	627.1	5.3%	1,287.5	713.7	80.4%
International	415.9	240.6	72.9%	418.4	-0.6%	834.3	478.4	74.4%
Latam (ex-Brazil)	54.3	58.7	-7.5%	55.8	-2.6%	110.1	116.6	-5.5%
Subscriptions Latam	34.6	34.4	0.5%	36.1	-4.1%	70.7	65.6	7.7%
Services Latam	19.7	24.3	-18.7%	19.7	0.1%	39.5	51.0	-22.6%

Attended Services		2Q22	3Q22	4Q22	1Q23	2Q23	Chg. 2Q23 x2Q22
Latam (Ex Brazil)	Gross Revenue (BRL Million)	24.3	9.6	14.8	19.7	19.7	-18.7%
	Number of Services Served	82	80	104	95	90	9.8%
	Average Ticket (BRL Thousand)	296.4	119.6	142.3	207.6	219.4	-26.0%

•	Latam gross revenue had a negative exchange rate impact between 1Q23 vs. 2Q23, due to the 3.4% appreciation of the Real against the Chilean Peso. On a Local currency view, Revenues showed slight growth.
•	In Latin America, we had a YoY retraction due to exchange variation, and an oil spill response in the region during 1H22.

EUROPE

COMPOSITION OF GROSS REVENUE R$ million	2Q23	2Q22	Chg. 2Q23 x2Q22	1Q23	Chg. 2Q23 X1Q23	6M23	6M22	Chg. 6M23 x 6M22
RESPONSE
GROSS REVENUES	660.4	363.3	81.8%	627.1	5.3%	1,287.5	713.7	80.4%
International	415.9	240.6	72.9%	418.4	-0.6%	834.3	478.4	74.4%
Europe	46.0	50.5	-8.9%	56.1	-17.9%	102.1	98.3	3.9%
Subscriptions Europe	4.6	3.8	20.5%	4.8	-4.9%	9.4	7.4	27.1%
Services Europe	41.5	46.7	-11.3%	51.3	-19.1%	92.7	90.9	2.0%

Attended Services		2Q22	3Q22	4Q22	1Q23	2Q23	Chg. 2Q23 x2Q22
Europe	Gross Revenue (BRL Million)	46.7	48.1	60.0	51.3	41.5	-11.3%
	Number of Services Served	5,874	5,922	5,974	5,947	5,798	-1.3%
	Average Ticket (BRL Thousand)	8.0	8.1	10.0	8.6	7.2	-10.1%

•	In Europe, we had a quarterly drop in revenue, due to a lower industrial demand.
•	In addition, the Real appreciated against the basket of currencies in the European countries where we operate.

NORTH AMERICA

COMPOSITION OF GROSS REVENUE R$ million	2Q23	2Q22	Chg. 2Q23 x2Q22	1Q23	Chg. 2Q23 X1Q23	6M23	6M22	Chg. 6M23 x 6M22
RESPONSE
GROSS REVENUES	660.4	363.3	81.8%	627.1	5.3%	1,287.5	713.7	80.4%
International	415.9	240.6	72.9%	418.4	-0.6%	834.3	478.4	74.4%
North America	315.5	131.3	140.2%	306.5	2.9%	622.0	263.5	136.0%

Attended Services		2Q22	3Q22	4Q22	1Q23	2Q23	Chg. 2Q23 x2Q22
North America	Gross Revenue (BRL Million)	131.3	176.5	350.3	306.5	315.5	140.2%
	Number of Services Served	2,597	2,991	3,117	3,228	3,660	40.9%
	Average Ticket (BRL Thousand)	50.6	59.0	112.4	95.0	86.2	70.5%

•	North America operations continue their growth trajectory. In the comparison with 2Q22, the growth was 140.2%.

•	Continuing the process of integrating operations in North America, Witt O’Brien’s now brings together all the L1 and L2 US operations. So, we consolidate WOB into the North America revenue line. We continue to cross-sell L3 from leads generated by L1.

•	Canada stood out with a strong performance on emergency response and industrial services, following good demand and positioning to serve the Oil and Gas market on its western provinces.

NET REVENUE

R$ million	2Q23	2Q22	Chg.		1Q23	Chg.		6M23	6M22	Chg.
Gross Revenues	660.4	363.3	81.8%		627.1	5.3%		1,287.5	713.7	80.4%
Deductions	-48.3	-30.7	57.3%		-30.9	56.3%		-79.2	-59.2	33.8%
Net Revenues	612.1	332.6	84.0%		596.3	2.7%		1,208.3	654.5	84.6%
% Deductions / Gross Revenues	-7.3%	-8.5%	1.1	p.p.	-4.9%	-2.4	p.p.	-6.1%	-8.3%	2.1	p.p.

•	The variation in net revenue accompanied the evolution of gross revenue by geography, and the revenue deductions for each region. There was no significant change in the tax structure of each market, with higher deductions in the Brazilian market than in the international market.

COST OF PRODUCTS/SERVICES (CASH)

RESPONSE
COST OF SERVICES R$ million	2Q23	2Q22	Chg.	1Q23	Chg.	6M23	6M22	Chg.
Personnel	253.4	120.2	110.9%	237.6	6.6%	491.0	238.2	106.2%
Third parties	92.2	49.5	86.1%	88.8	3.8%	181.0	96.4	87.8%
Maintenance	24.7	8.1	207.1%	19.8	24.6%	44.6	14.7	203.2%
Travel	19.2	4.6	313.3%	17.2	11.7%	36.4	9.2	293.6%
Freight	0.8	1.2	-32.1%	1.5	-45.6%	2.2	2.3	-2.6%
Rentals	11.7	9.5	23.2%	10.7	9.4%	22.4	19.1	17.2%
Fuel	12.8	18.7	-31.7%	12.6	1.6%	25.3	30.9	-17.9%
Materials	5.2	3.5	46.3%	7.9	-35.1%	13.1	6.8	93.2%
Telecommunications	2.9	0.6	406.5%	3.7	-22.7%	6.6	1.2	439.0%
Marketing	5.3	0.7	656.4%	3.1	71.5%	8.4	1.2	583.0%
Taxes	4.2	6.2	-32.3%	10.8	-61.1%	15.1	15.6	-3.3%
Others	21.9	20.8	5.3%	38.4	-43.0%	60.2	37.0	62.6%
TOTAL	454.1	243.6	86.5%	452.1	0.4%	906.3	472.6	91.8%

RESPONSE

COST OF SERVICES R$ million	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
Net Revenue	190.3	233.4	255.6	321.9	332.6	398.1	632.3	596.3	612.1
Personnel	73.0	91.3	96.4	118.0	120.2	137.7	271.5	237.6	253.4
Third parties	19.8	28.8	27.7	46.8	49.5	45.1	69.0	88.8	92.2
Maintenance	8.6	4.5	6.2	6.6	8.1	15.5	27.8	19.8	24.7
Travel	2.4	3.8	4.3	4.6	4.6	6.7	17.2	17.2	19.2
Freight	0.6	0.8	0.9	1.1	1.2	1.3	13.4	1.5	0.8
Rentals	7.3	7.2	7.1	9.6	9.5	3.3	8.6	10.7	11.7
Fuel	5.4	6.6	9.0	12.2	18.7	19.8	7.5	12.6	12.8
Materials	2.3	3.2	3.5	3.3	3.5	10.4	5.2	7.9	5.2
Telecommunications	0.4	0.5	0.7	0.7	0.6	1.0	4.2	3.7	2.9
Marketing	0.9	0.3	1.5	0.5	0.7	5.5	4.1	3.1	5.3
Taxes	2.1	3.6	3.7	9.3	6.2	5.9	-1.3	10.8	4.2
Others	9.2	9.0	14.4	16.3	20.8	30.5	27.0	38.4	21.9
Total	132.1	159.4	175.3	229.0	243.6	282.8	454.2	452.1	454.1

Percentage of Net Revenue RESPONSE
COST OF SERVICES R$ million	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
Net Revenue	190.3	233.4	255.6	321.9	332.6	398.1	632.3	596.3	612.1
Personnel	38.3%	39.1%	37.7%	36.7%	36.1%	34.6%	42.9%	39.9%	41.4%
Third parties	10.4%	12.4%	10.9%	14.5%	14.9%	11.3%	10.9%	14.9%	15.1%
Maintenance	4.5%	1.9%	2.4%	2.1%	2.4%	3.9%	4.4%	3.3%	4.0%
Travel	1.3%	1.6%	1.7%	1.4%	1.4%	1.7%	2.7%	2.9%	3.1%
Freight	0.3%	0.3%	0.3%	0.4%	0.3%	0.3%	2.1%	0.2%	0.1%
Rentals	3.9%	3.1%	2.8%	3.0%	2.9%	0.8%	1.4%	1.8%	1.9%
Fuel	2.8%	2.8%	3.5%	3.8%	5.6%	5.0%	1.2%	2.1%	2.1%
Materials	1.2%	1.3%	1.4%	1.0%	1.1%	2.6%	0.8%	1.3%	0.8%
Telecommunications	0.2%	0.2%	0.3%	0.2%	0.2%	0.3%	0.7%	0.6%	0.5%
Marketing	0.5%	0.1%	0.6%	0.2%	0.2%	1.4%	0.6%	0.5%	0.9%
Taxes	1.1%	1.5%	1.4%	2.9%	1.9%	1.5%	-0.2%	1.8%	0.7%
Others	4.8%	3.9%	5.6%	5.1%	6.2%	7.7%	4.3%	6.4%	3.6%
Total	69.4%	68.3%	68.6%	71.1%	73.2%	71.0%	71.8%	75.8%	74.2%
Gross Margin	30.6%	31.7%	31.4%	28.9%	26.8%	29.0%	28.2%	24.2%	25.8%

Costs remained stable as a percentage of revenue when comparing 2Q23 vs. 1Q23, reflecting the company's business mix. There were no highlights in the composition of costs in this quarter. The largest cost components – Personnel, Third Parties, Maintenance, Fuel and Travel – represented more than 85% of total costs.

GROSS PROFIT

Quarterly Gross Profit(R$ million) and Margin (%)

Gross profit grew over 2Q22. Gross margin for 2Q23 reached 25.8%, a result of 1.0 pp. lower than 2Q22 and up by 1.6 pp. compared to 1Q23. The improvement in gross margin in relation to 1Q23, is due to better performance in Brazil and Canada.

EBITDA

Quarterly EBITDA (R$ million) and Margin (%)

* 1Q23 EBITDA and EBITDA margin adjusted to exclude extraordinary expenses and non-cash from NYSE American listing

EBITDA registered an 82.0% growth in the 2Q23 versus 2Q22. The EBITDA margin in 1Q23 and 2Q23 reflects a mix with more consulting services, structurally with lower margin.

FINANCIAL RESULTS

R$ million	2Q23	2Q22	Var.	1Q23	Var.	6M23	6M22	Var.
Financial Results	-50.9	-16.6	207.0%	-29.7	71.5%	-80.6	-23.3	245.7%
Financial Expenses	-48.9	-18.9	158.2%	-48.2	1.3%	-97.1	-28.9	235.5%
Financial Income	-2.0	2.3	N.M.	18.5	N.M	16.5	5.6	193.2%

In 2Q23, Ambipar Response presented a negative net financial result of R$51 million, resulting from the increase in interest rates and the increase in debt. The debt increase was mainly for capex and M&A.

NET INCOME

R$ million	2Q23	2Q22	Var.		1Q23	Var.		6M23	6M22	Var.
Net Income	47.1	34.9	35.0%		-67.6	N.M.		-20.5	82.4	N.M.
Net Margin	7.7%	10.5%	-2.8	p.p.	-11.3%	19.0	p.p.	-1.7%	12.6%	-14.3	p.p.

Ambipar Response registered net income of R$47.1 million in 2Q23, with a net margin of 7.7%.

Compared to the same quarter of the previous year, net income grew by 35%, with a reduction of 2.8 p.p. in net margin. Profit growth derives from the growth in operations, while the drop in margin is explained by the negative financial result and the contribution of business segments and regions to the consolidated result.

The portion of net income allocated to non-controlling shareholders grew in 2Q23, as we made several acquisitions of companies throughout the year of 2022 where founding partners remain in the business as minority shareholders. This way of carrying out acquisitions ensures that we maintain expertise and continuity in the acquired companies, and it is a form of long-term alignment.

CAPITAL STRUCTURE

On June 30, 2023, financial gross debt reached the amount of R$ 1,256.4 million, a reduction of R$ 61.7 million in relation to the balance determined on December 31, 2022, mainly due to the issue of debentures and funding of loans and financing. Considering Related Parties, the total amount of gross debt was R$ 1,863.3 million a reduction of R$ 224.7 million.

R$ Million	2Q23	4Q22
Short Term	201.2	151.8
Loans and financing	62.1	67.7
Debentures	139.1	84.2

Long Term	1,055.2	1,166.3
Loans and financing	592.9	649.8
Debentures	462.3	516.5

Short Term	16%	12%
Long Term	84%	88%

Financial Gross Debt	1,256.4	1,318.1
Related Parties	606.8	769.8
Total Gross Debt	1,863.3	2,087.9

Financial Gross Debt R$ Million	Financial charges - % p.a.	Maturity	2Q23	4Q22
Working capital	0.84%+CDI and 6.36%	March 2027	529.3	597.7
Investment financing	14.40%	June 2027	98.7	108.7
Financial leases liabilities	14.26%	September 2027	27.0	11.0
Debentures	CDI + 2.65% and 3.5%	February 2028	601.4	600.7
Total			1,256.4	1,318.1

Financial Leverage based on Covenants criteria reduced from 1.51x to 0.94x in the comparison between December 2022 and June 2023, due to the cash generation related to the Company's IPO occurred in March. Also in June 2023, considering Related Parties loans, the leverage was reduced from 2.59x to 1.90x.

R$ Million	2Q23	4Q22
Financial Gross Debt	1,256.4	1,318.1
(-) Cash and equivalents	691.8	271.6
(=) Financial Net Debt based on Covenants criteria	564.6	1,046.5
Pro forma annualized EBITDA¹	601.4	691.9
Financial Leverage (x)	0.94	1.51
(=) Net Debt Including Related Parties²	1,145.5	1,790.1
Pro forma annualized EBITDA¹	601.4	691.9
Financial Leverage (x)	1.90	2.59

1-	Calculated as the EBTIDA for 2Q23 multiplied by four. 2- Considers the amount of Related Parties Loans.

The debt maturity schedule has its most relevant portion in the year 2027.

*1Q23 net debt non audited by PCAOB standards. Considers Related Parties’ Loans.

ROIC

BRL million	2Q23 LTM	4Q22 LTM	Chg. 2Q23 LTM x 4Q22 LTM
(+) EBIT	427.5	336.8	26.9%
(-) Tax¹	-128.2	-101.0	26.9%
NOPAT	299.2	235.7	26.9%
(+) Average Shareholders' Equity	730.8	385.1	89.8%
(+) Average Net Debt	1,127.5	907.8	24.2%
Average Invested Capital	1,858.3	1,292.9	43.7%
(-) Average Intangible	1,273.4	907.5	40.3%
Average Invested Capital ex Intangible	584.9	385.4	51.8%
Operational ROIC² (%)	51.2%	61.2%	-10.0	p.p.
ROIC (%)	16.1%	18.2%	-2.1	p.p.

1- Considers a 30% tax rate; 2- Disregard intangibles

Return on Invested Capital minus intangible assets (“operating ROIC”) allows for an approximate estimate of the return on investments made in operations.

Return on Invested Capital (“ROIC”), which incorporates intangible assets into the invested capital base, mainly composed of goodwill paid for acquisitions.

M&A investment, at first, presents a lower ROIC, due to goodwill paid on acquisition. Once acquisitions become part of our operations, the expected return on the marginal investment made tends to follow the Operating ROIC, since the invested capital is allocated to the acquiree's operations and does not include goodwill.

In the medium term, therefore, we expect convergence between the company's ROIC and the operational ROIC.

CAPEX

In 2Q23, addition of Fixed Assets was R$41.9 million. In Response, we invested in Latin America in the new training camp in Chile and in the acquisition of equipment to be used in outsourcing contracts.

As for 6M23, Brazil still demanded capex for helicopters, which are typically demanded to fight fires in the rainforest and transport people to remote areas, and we continued investing in vehicles for industrial services and emergency response in North America.

Additions to Fixed Assets R$ million	2Q23	2Q22	Chg. 2Q23 x 2Q22	1Q23	Chg. 2Q23 x 1Q23	6M23	6M22	Chg. 6M23 x 6M22
(+) Response	41.9	26.1	61.0%	69.0	-39.2%	110.9	90.9	22.1%
(+) Brazil	11.6	8.9	29.4%	43.8	-73.6%	55.4	58.8	-5.7%
(+) LATAM (ex-Brazil)	19.8	1.9	933.4%	1.1	1662.9%	20.9	2.0	967.3%
(+) Europe	1.8	0.5	261.6%	1.8	-0.5%	3.7	3.7	0.3%
(+) North America	8.7	14.7	-40.4%	22.2	-60.6%	30.9	26.4	16.9%

Additions to Fixed Assets R$ million	2Q21	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
(+) Response	20.8	46.2	12.9	64.8	26.1	69.9	72.5	69.0	41.9
(+) Brazil	16.4	32.5	7.1	49.9	8.9	52.3	37.9	43.8	11.6
(+) LATAM (ex-Brazil)	0.7	2.0	2.1	0.0	1.9	0.7	4.0	1.1	19.8
(+) Europe	0.1	2.6	2.8	3.2	0.5	2.4	2.1	1.8	1.8
(+) North America	3.7	9.2	0.9	11.8	14.7	14.4	28.5	22.2	8.7

	1Q23		2Q23
Expansion and Maintenance Capex	Capex (R$ Million)	% Group Revenue	Capex (R$ Million)	% Group Revenue
RESPONSE - Service Expansion	38.0	3.3%	24.3	2.0%
Response Brazil	25.6	2.2%	6.3	0.5%
Response Latam (Ex. Brazil)	0.6	0.1%	18.0	1.5%
Response Europe	0.3	0.0%	0.0	0.0%
Response North America	11.5	1.0%	0.0	0.0%
RESPONSE - Service Maintenance	31.1	2.7%	17.7	1.5%
Response Brazil	18.3	1.6%	5.3	0.4%
Response Latam (Ex. Brazil)	0.5	0.0%	1.8	0.2%
Response Europe	1.6	0.1%	1.8	0.2%
Response North America	10.7	0.9%	8.7	0.7%

ANNEXES

•	Balance sheet
•	Income Statement
•	Cash flow
•	Reconciliation of Non-GAAP Measures

BALANCE SHEET

ASSETS BRL thousand	06/30/2023	12/31/2022
Cash and cash equivalents	691,829	271,607
Trade and other receivables	718,742	711,892
Current income tax and social contribution recoverable	6,935	6,388
Other taxes recoverable	37,474	29,740
Prepaid expenses	35,221	37,806
Advances to suppliers	58,336	29,864
Inventories	26,160	18,128
Dividends Receivable	-	-
Other accounts equivalents	50,518	36,498
Total current assets	1,625,215	1,141,923
Related parties loans	25,886	26,180
Non-current income tax and social contribuition recoverable	2,854	2,854
Non-current other taxes recoverable	395	392
Deferred taxes	25,567	25,420
Judicial deposits	6,056	826
Other accounts receivable	26,727	37,599
Investments	-	7,620
Property, plant and equipment	611,396	516,081
Right of use	48,479	68,275
Goodwill	1,188,856	1,192,302
Intangible assets	369,278	420,197
Total Non-current assets	2,305,494	2,297,746
Total assets	3,930,709	3,439,669

BALANCE SHEET (continued)

LIABILITIES AND SHAREHOLDERS EQUITY BRL thousand	06/30/2023	12/31/2022
Loans and financing	62,122	67,656
Debentures	139,082	84,187
Trade and other payables	129,218	155,523
Labor obligations	84,500	114,941
Dividends Payable	43,189	76,909
Current income tax and social contribution payable	17,395	12,998
Other tax payable	23,206	33,719
Obligations from acquisition of investment	160,473	141,698
Lease liabilities	16,157	14,411
Other bills to pay	76,848	36,345
Total current liabilities	752,190	738,387

Loans and financing	592,906	649,762
Debentures	462,321	516,533
Other taxes payable	7,669	7,986
Related parties loans	606,823	769,792
Provision for loss on investments	-	-
Deferred income tax and social contribution	211,513	190,833
Obligations from acquisition of investment	37,130	81,728
Provision for contingencies	382	607
Lease liabilities	29,492	32,648
Warrant and Earn-out	41,336	-
Other bills to pay	9,223	4,305
Total Non-current liabilities	1,998,795	2,254,194

Capital	1,434,717	261,920
Earn-out variation	(2,349)	-
Share issue expenses	-	-
Profit reserves	-	302,817
Capital transactions	(91,432)	(110,218)
Accumulated translation adjustment	(225,745)	(89,165)
Adjust previous exercises	-	-
Retained earnings	(64,325)	-
Equity attributable to owners of the group	1,050,866	365,354
Non-controlling interest	128,858	81,734
Total Equity	1,179,724	447,088

Total shareholders' equity and liabilities	3,930,709	3,439,669

INCOME STATEMENT

R$ million	2Q23	2Q22	Chg		1Q23*	Chg.		6M23*	6M22	Chg.
Gross revenues	660.4	363.3	81.8%		627.1	5.3%		1,287.5	713.7	80.4%
Deductions	-48.3	-30.7	57.1%		-30.9	56.3%		-79.2	-59.2	33.8%
Net Revenues	612.1	332.6	84.0%		596.3	2.7%		1,208.3	654.5	84.6%
Cost of Services provided	-454.1	-243.6	86.5%		-452.1	0.4%		-906.3	-472.6	91.8%
SG&A	-7.6	-6.5	17.5%		-5.1	49.4%		-12.7	-14.0	-9.7%
EBITDA	150.3	82.6	82.0%		139.1	8.1%		289.4	167.9	72.4%
EBITDA Margin (%)	24.6%	24.8%	-0.3	p.p.	23.3%	1.2	p.p.	23.9%	25.7%	-1.7	p.p.
Financial Results	-50.9	-16.6	207.0%		-29.7	71.5%		-80.6	-23.3	245.7%
Financial Expenses	-48.9	-18.9	158.2%		-48.2	1.3%		-97.1	-28.9	235.5%
Financial Income	-2.0	2.3	N.M		18.5	N.M		16.5	5.6	193.2%
Taxes	-15.1	-6.6	126.5%		-20.2	-25.5%		-35.3	-19.9	77.2%
Current Taxes	-16.0	-7.6	109.3%		-13.6	17.6%		-29.6	-14.7	101.4%
Deferred Taxes	0.9	1.0	-6.1%		-6.6	N.M		-5.7	-5.2	9.1%
Net Income	47.1	34.9	35.0%		-67.6	N.M		-20.5	82.4	N.M.

*1Q23 EBITDA and margin excludes extraordinary expenses and non-cash from NYSE American listing.

CASH FLOW

BRL thousand	2Q23	2Q22	6M23	6M22
Net income for the period	(68,028)	34,876	(20,522)	82,382
Adjustments to reconcile income to cash from (applied to) operations:
Depreciation and amortization	37,305	24,456	73,090	42,264
Expected credit losses	141	23	(15)	(28)
Residual value of written-off property, plant and equipment and intangible assets	(1,767)	3,818	9,456	23,433
Provision for contingencies	(361)	(427)	(225)	(144)
Income tax and social contribution - Deferred	(929)	(989)	5,703	5,227
Interest on loans and financing, debentures, leases and exchange rate variation	52,615	(25,894)	78,049	(20,361)
Changes in assets and liabilities:
Accounts receivable	73,473	(49,946)	13,227	(71,614)
Recoverable taxes	(2,420)	2,916	(7,544)	45
Prepaid expenses	(6,154)	(13,001)	2,751	(14,711)
Advances to suppliers	(16,933)	(22,035)	(28,406)	25,248
Inventories	(5,787)	(1,711)	(7,982)	(2,043)
Other accounts receivable	(18,096)	(21,067)	(7,018)	12,723
Suppliers	(31,464)	79	(52,106)	3,409
Salaries and social security charges	(5,619)	7,289	(32,317)	9,500
Taxes payable	(1,867)	990	1,989	(3,518)
Other accounts payable	(16,135)	58,115	43,412	3,478
Total	(31,002)	(38,371)	(73,994)	(37,483)
Cash generated from operating activities	103,081	(2,508)	71,542	95,290

Interest paid on loans and financing	(5,681)	(3,113)	(24,803)	(5,724)
Interest paid on debentures	-	-	(46,891)	-
Interest paid on leases	(660)	(950)	(1,411)	(1,185)
Income tax and social contribution	(4,926)	-	(12,154)	(595)
Total	(11,267)	(4,063)	(85,259)	(7,504)

Cash from (invested in) operations	91,814	(6,571)	(13,717)	87,786

Cash flow from investing activities
Cash spent on companies' acquisitions; net of cash received	(21,523)	2,588	(25,169)	(140,365)
Payment of obligations from acquisition of investments	(20,452)	102,837	(64,923)	(40,116)
Acquisition of property, plant and equipment and intangible assets	(38,416)	64,238	(108,955)	(78,715)

Net cash used in investing activities	(80,391)	(41,284)	(199,047)	(259,196)

Cash flow from financing activities
Attributed to shareholders
Profit distribution - prior periods	(16,744)	-	(47,900)	-
Increase in minority interest	100,214	-	699,532	-
Capital Increase	(104,040)	-	-	-

Attributed to financing
Related parties	144,077	112,131	104,509	(101,675)
Lease payments - Principal	(24,413)	825	(28,392)	(7,332)
Proceeds from loans and financing	20,100	4,995	37,765	7,255
Proceeds from debentures	-	-	-	335,500
Funding of debentures	542	-	1,028	-
Payments of loans and financing - Principal	(17,553)	(22,590)	(63,980)	(33,396)
Payment of Share Issuance Costs	-	(5,299)	-	(5,299)
Net cash generated from financing activities	102,183	90,062	702,562	195,053

Increase (decrease) in cash and cash equivalents	113,606	42,207	489,798	23,643
Exchange rate change in cash and cash equivalents	(157,180)	(20,742)	(69,576)	14,669
Cash and cash equivalents at the beginning of the period	735,403	135,765	271,607	118,918
Cash and cash equivalents at the end of the period	691,829	157,230	691,829	157,230

Reconciliation of Non-GAAP Measures

Reconciliation of our Loans and Financings and Debentures to Total Gross Debt, Financial Net Debt based on Covenants, Net Debt Including Related Parties and Financial Leverage, Financial Leverage including Related Parties

R$ Million	2Q23	4Q22
(+) Short Term Loans and financing	62.1	67.7
(+) Short Term Debentures	139.1	84.2
(+) Long Term Loans and financing	592.9	649.8
(+) Long Term Debentures	462.3	516.5
Financial Gross Debt	1,256.4	1,318.1
(-) Cash and equivalents	691.8	271.6
(=) Financial Net Debt based on Covenants	564.6	1,046.5
(/) Pro forma annualized EBITDA(1)	601.4	691.9
Financial Leverage (x)	0.94	1.51

Financial Gross Debt	1,256.4	1,318.1
(+) Related Parties Loans	606.8	769.8
Total Gross Debt	1,863.3	2,087.9
(-) Cash and equivalents	691.8	271.6
(-) Related Parties Assets	25.9	26.2
(=) Net Debt Including Related Parties	1,145.5	1,790.1
(/) Pro forma annualized EBITDA(1)	601.4	691.9
Financial Leverage Including Related Parties (x)	1.90	2.59

1-	Calculated as the EBTIDA for 2Q23 multiplied by four.

Reconciliation of our profit for the period to EBITDA and EBITDA Margin

R$ Million	2Q23	2Q22	6M23	6M22
Profit for period	47.1	34.9	(20.5)	82.4
(+) Income tax and social contribution	(15.1)	(6.6)	(35.3)	(19.9)
(+) Financial Results	(50.9)	(16.6)	(80.6)	(23.3)
(+) Depreciation and amortization expenses	(37.3)	(24.5)	(73.1)	(42.3)
(+) NYSE American Listing expenses	-	-	(121.0)	-
EBITDA (a)	150.3	82.6	289.4	167.9
Net revenue (b)	612.1	332.6	1,208.3	654.5
EBITDA Margin (a)/(b)	24.6%	24.8%	23.9%	25.7%

Reconciliation of our gross revenues to Gross Profit and Gross Margin

R$ Million	2Q23	2Q22	6M23	6M22
Net revenue (a)	612.1	332.6	1,208.3	654.5
Cost of Services provided
Personnel	(253.4)	(120.2)	(491.0)	(238.2)
Third parties	(92.2)	(49.5)	(181.0)	(96.4)
Fuel	(12.8)	(18.7)	(25.3)	(30.9)
Freights	(0.8)	(1.2)	(2.2)	(2.3)
Maintenance	(24.7)	(8.1)	(44.6)	(14.7)
Taxes	(4.2)	(6.2)	(15.1)	(15.6)
Marketing	(5.3)	(0.7)	(8.4)	(1.2)
Materials	(5.2)	(3.5)	(27.5)	(33.2)
Telecommunications	(2.9)	(0.6)	(6.6)	(1.2)
Travel	(19.2)	(4.6)	(37.2)	(9.2)
Depreciation	(37.3)	(21.2)	(73.1)	(42.3)
Rents	(11.7)	(9.5)	(22.4)	(19.1)
Others	(21.9)	(27.3)	(178.6)	(24.6)
Total Cost of Services provided	(491.5)	(271.2)	(1,113.0)	(528.9)
(-) SG&A	(7.6)	(6.5)	(12.7)	(14.0)
(-) Depreciation	(37.3)	(21.2)	(73.1)	(42.3)
(-) NYSE American Listing expenses	-	-	(121.0)	-
Cost of Services provided (cash) (b)	(454.1)	(243.6)	(906.3)	(472.6)
Gross Profit (a)+(b)	157.9	89.1	302.1	182.0
Gross Margin	25.8%	26.8%	25.0%	27.8%

Reconciliation of our operating profit to ROIC

R$ Million	2Q23 LTM	4Q22 LTM	2Q23 (A)	1Q23 (B)	4Q22 (C)	3Q22 (D)	2Q22 (E)	1Q22 (F)	4Q21 (G)
Operating profit[2]	427.5	336.8	113.0	103.3	138.1	73.0	61.4	64.2	73.9
Income tax adjustment[1],[2]	(128.2)	(101.0)	(33.9)	(31.0)	(41.4)	(21.9)	(18.4)	(19.2)	(22.2)
Net operating profit after tax (a)[2]	299.2	235.7	79.1	72.3	96.7	51.1	43.0	44.9	51.7
Total Shareholders’ equity[3]	730.8	385.1	1,179.7	1,204.4	447.1	435.8	387.1	317.6	337.9
(+) Financial Gross Debt[3]	1,149.7	907.8	1,256.4	1,092.8	1,790.1	929.0	679.9	656.2	483.8
(-) Cash and cash equivalents[3]	504.8	270.3	691.8	735.4	271.6	668.1	157.2	135.8	118.9
(+) Related parties loans (current and non-current)[3]	588.9	509.2	606.8	607.2	769.8	595.5	365.1	333.3	482.2
(-) Related parties assets[3]	32.1	35.5	25.9	26.0	26.2	41.6	41.0	34.1	34.7
Invested capital (b)	1,858.3	1,292.9	1,558.1	1,573.8	1,612.5	892.3	730.2	707.1	595.4
ROIC (a)/(b)	16.1%	18.2%

(-) Goodwill[3]	1,028.9	811.2	1,188.9	1,178.8	1,192.3	861.6	720.3	696.6	584.9
(-) Intangibles assets[3]	245.0	96.4	369.3	395.0	420.2	30.7	9.9	10.4	10.5
Invested capital ex Goodwill and intangible assets (c)	584.9	385.4	767.1	723.3	624.7	472.5	336.7	266.7	226.4
ROIC (a)/(c)	51.2%	61.2%

1 Income tax adjustment is defined as operating profit for the period multiplied by our normalized effective tax rate for the period, the numerator of which is income tax and social contribution and the denominator of which is profit before tax.

2. Considers the sum of the last 4 quarters.

3. Considers the average of the last 5 quarters.